Exhibit 5.1

September 3, 2020

Idera Pharmaceuticals, Inc.

505 Eagleview Boulevard, Suite 212

Exton, Pennsylvania 19341

Re:	Idera Pharmaceuticals, Inc.
Registration Statement on Form S-3 (File No. 333-240366)

Ladies and Gentlemen:

We have acted as counsel to Idera Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing of the prospectus supplement of the Company, dated September 2, 2020, including the accompanying prospectus (the “Base Prospectus”) included in the above-referenced Registration Statement on Form S-3 (No. 333-240366) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 4, 2020, and declared effective by the Commission on September 2, 2020, which prospectus supplement was filed by the Company with the Commission on September 3, 2020, pursuant to Rule 424(b) promulgated under the Act (such prospectus supplement, together with the Base Prospectus, the “Prospectus”). The Prospectus relates to the issuance and sale from time to time to Lincoln Park Capital Fund, LLC (“Lincoln Park Capital”), pursuant to the Registration Statement, of up to $30,173,865 aggregate offering price of shares (the “Purchase Shares”) of the Company’s common stock, all as contemplated by a purchase agreement dated as of March 4, 2019 by and between the Company and Lincoln Park Capital Fund, LLC, as amended on September 2, 2020 (the “Amended Purchase Agreement”), which is filed as an exhibit to the Company’s Current Report on Form 8-K, filed on the date hereof.

As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied, with your permission, entirely upon written actions by the operating committee of the board of directors of the Company and certificates of certain officers of the Company and have assumed, without independent inquiry, the accuracy of those certificates and written actions by the operating committee of the board of directors of the Company.

As counsel to the Company, in rendering the opinions hereinafter expressed, we have examined and relied upon originals or copies of such corporate records, agreements, documents and instruments as we have deemed necessary or advisable for purposes of this opinion, including (i) the certificate of incorporation and bylaws of the Company, as amended and restated to date, (ii) the Registration Statement and the exhibits thereto filed with the Commission, (iii) the Prospectus, (iv) the Amended Purchase Agreement, and (v) the written actions of the operating committee of the board of directors referenced above.

This opinion is limited solely to the Delaware General Corporation Law without regard to choice of law, to the extent that the same may apply to or govern the transactions contemplated by the Registration Statement. We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion.

Idera Pharmaceuticals, Inc.

September 3, 2020

Based on such examination and subject to the foregoing, we are of the opinion that the Purchase Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K to be filed with the Commission (and its incorporation by reference into the Registration Statement) in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act and to the reference to this firm therein and under the heading “Legal Matters” in the Prospectus included in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. In rendering this opinion, we are opining only as to the specific legal issues expressly set forth herein, and no opinion shall be inferred as to any other matter or matters. This opinion is intended solely for use in connection with the issuance and sale of the Purchase Shares subject to the Registration Statement and is not to be relied upon for any other purpose.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP